Mr. Notary:

Kindly enter into your public deed registry one Binding Memorandum of Understanding entered into, on one part, by Mr. Miguel Angel Saldaña Mujica, with ID 07733280, married with Mrs. Giuliana María Bianchi Rios with ID 10543568, domiciled at Miguel Soto Valle 281, apartment 401, Magdalena del Mar, Lima hereinafter the Titleholder; and on the other part Grandview Gold Peru S.A.C., domiciled at Javier Prado Oeste Nº795, Magdalena del Mar, Lima, in the process of being registered and with taz payer Number in process, represented by Luis Rodríguez Mariátegui Canny, with ID08798881, hereinafter GRANDVIEW, in the following terms:

FIRST.- The Titleholder is the holder of the mining rights (i) Giulianita, with Code Number 01-03353-04 with 200.00 hectares located at the Suyo district, Ayabaca province, Piura department; and (ii) Giulianita 1, with Code Number 01-00066-05 with 200.00 hectares located at the Suyo district, Ayabaca province, Piura department; both hereinafter the MINING RIGHTS,

SECOND.- Hereby, the Titleholder commits itself to grant and execute an Option to Transfer Agreement in favor of GRANDVIEW with respect to up to 100% of the interests upon the MINING RIGHTS (hereinafter the Option); pursuant to the following sections.

THIRD.- This instrument will be rule and will be binding for the term that may be necessary for GRANDVIEW to obtain an authorization from the Peruvian Government to be holder of the interests upon de MINING RIGHTS (or to participate in a corporation that will hold the interests of the MINING RIGHTS), considering they are located at a border zone.

For this purposes it will be understood that the term is a determinable term based on the time that it will take for GRANDVIEW to obtain the authorization for directly or indirectly acquiring the interests upon the MINING RIGHTS or until such application is denied. GRANDVIEW shall commence the procurement of the appropriate authorization within a term no larger than 3 months.

Likewise, the Titleholder will be committed to make all its necessary efforts to allow the authorization to be granted.

FOURTH.- Pursuant to Article 165 of the Mining Act, the Option that the Titleholder will grant to GRANDVIEW will be ruled by the following terms:

4.1 The price to be paid for the transfer of the 80% of the interests upon the MINING RIGHTS will be comprised by an initial payment of US$20,000.00 (Twenty Thousand and 00/100 US dollars) and delivery of 200,000 shares of Grandview; the delivery of 1’8000,000 shares issued by GRANDVIEW and an investment in the MINING RIGHTS for Can$ 1´450,000.00 (One million four hundred and fifty thousand and 00/100 Canadian dollars) in exploration and development expenditures over the term of the Option.

4.2 The term of the Option shall be thirty six (36) months as of the date of execution by both parties of this private agreement

4.3 The term of the Option will be binding for the Titleholder and will not be binding for GRANDVIEW. GRANDVIEW will have the right to appoint the company that will execute the Option. Once the Option is exercised by GRANDVIEW or by whoever GRANDVIEW appoints, the Titleholder shall be bound to execute the corresponding Transfer Agreement for the 80% (or the 100% if it is the case) of the interests upon the MINING RIGHTS.

4.4 GRANDVIEW agrees to deliver to the Titleholder the following consideration for keeping the Option in force:

4.4.1 300,000 shares of GRANDVIEW and an investment of Can$150,000.00 (One hundred and fifty thousand and 00/100 Canadian dollars) in exploration and development expenditures at the MINING RIGHTS, before the first anniversary as from the execution of the public deed this document will cause.

4.4.2 500,000 shares of GRANDVIEW and an investment of Can$300,000.00 (Three hundred thousand and 00/100 Canadian dollars) in exploration and development expenditures at the MINING RIGHTS, before the second anniversary as from the execution of the public deed this document will cause.

4.4.3 1´000,000 shares of GRANDVIEW and an investment of Can$1´000,000.00 (One million and 00/100 Canadian dollars) in exploration and development expenditures at the MINING RIGHTS, before the third anniversary as from the execution of the public deed this document will cause.

In the event that GRANDVIEW exercises the Option all these payments, shares and investment delivered to the Titleholder pursuant to this paragraph 4.4 shall be deem to be as part of the price settled in paragraph 4.1.

4.5 During the term of the Option, GRANDVIEW shall have the right to acquire the 100% of the MINING RIGHTS, this is the remaining 20%, by delivering to the Titleholder (i) an additional payment of US$300,000 (Three Hundred Thousand and 00/100 US Dollars); (ii) 250,000 shares of GRANDVIEW and (iii) committing a payment of a 2.5% net smelter return royalty upon the actual production from the MINING RIGHTS.

FIFTH.- In consideration for this Binding Memorandum of Understanding, GRANDVIEW will deliver to the Titleholder at the moment of execution of the public deed this document will cause:

5.1 US$20,000.00 (Twenty Thousand and 00/100 US Dollars), and

5.2 200,000 shares of GRANDVIEW

These payment and delivery of shares, together with the ones mentioned in paragraph 4.4 of Section Fourth, shall be part of the price for the transfer of the MINING RIGHTS mentioned in paragraph 4.1 of Section Fourth, in the event that the Option is exercised by GRANDVIEW.

SIXTH.- GRANDVIEW will have the right to appoint the company that will execute the Option.

SEVENTH.- This Binding Memorandum of Understanding meets all the essential content of the Option and follows the formality that the definitive agreement should have.

As a result, the parties are bound to enter into the Option once the approval from the Peruvian Government for GRANDVIEW as a foreign company is authorized to acquire rights within the 50 kilometers away from a border.

EIGHTH.- The Option will have all the customary clauses for this kind of agreement, including the representations and warranties from the Titleholder.

The Parties are in agreement that in everything that is not covered by this document Peruvian Civil Code, Peruvian Mining Act and Peruvian law in general shall be applicable.

NINTH.- The Parties agree that any discrepancy that may arise in connection with the execution, construction, performance and validity or efficiency of this understanding will be subject to an arbitration of law that will be carried out in Lima and in Spanish under the rules and regulations of the Peruvian Institute of Mineral, Oil and Energy Law.

TENTH.-For the purpose of this understanding, the parties designate their domiciles according to the recitals of this document.

Any change of address shall be noticed to the other party in 5 (five) days in advance, in written and with evidence of having been delivered. Without this the notices delivered to the prior domicile shall be deem to be correctly addressed.

Please Mr. Notary, insert the customary introduction and conclusion as mandated by law.

Lima, […] of June, 2009